For Immediate Release

Company Contact:
Steven A. Shallcross
Senior Vice President & CFO
Vanda Pharmaceuticals Inc.   .
(240) 599-4500
sshallcross@vandapharma.com

Vanda Pharmaceuticals Reports First Quarter 2007 Results

ROCKVILLE, MD. – May 1, 2007 - Vanda Pharmaceuticals Inc. (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders, today announced financial and operational results for the first quarter ended March 31, 2007.

Vanda reported research and development (R&D) expenses in the first quarter of $10.6 million, compared to fourth quarter 2006 R&D expenses of $7.9 million and first quarter 2006 R&D expenses of $15.5 million. The increase in R&D expenses in the first quarter of 2007 relative to the fourth quarter of 2006 is primarily attributable to higher costs related to the preparation of the new drug application (NDA) for iloperidone, clinical supply manufacturing costs for VEC-162 and Phase II trial initiation expenses for VSF-173. The decrease in R&D expenses in the first quarter of 2007 relative to the first quarter of 2006 was primarily due to lower clinical trial expenses for the company’s iloperidone and VEC-162 Phase III trials that were completed in 2006. Total expenses for the first quarter of 2007 were $16.8 million, compared to $12.4 million in the fourth quarter of 2006 and $18.4 million in the first quarter of 2006.

Net loss applicable to common stockholders was $15.4 million for the first quarter of 2007, compared to $11.9 million in the fourth quarter of 2006 and $18.1 million in the first quarter of 2006. Net loss per share applicable to common stockholders during the first quarter for 2007 was $0.61, compared to $0.54 in the fourth quarter of 2006, and $385.61 in the first quarter of 2006.

As of March 31, 2007, Vanda’s cash, cash equivalents, and marketable securities totaled $130 million. In January 2007, Vanda completed a follow-on offering of 4.37 million shares of common stock at $27.29 per share, which included 570,000 shares purchased by the underwriters upon exercise of their over-allotment option. Including the over-allotment shares, the offering resulted in net proceeds to the company of approximately $111.3 million after deducting underwriting discounts and commissions and offering expenses of approximately $8.0 million. As of March 31, 2007, the company had a total of approximately 26.6 million shares of common stock outstanding.

OPERATIONAL HIGHLIGHTS

Iloperidone
As previously announced, Vanda held a Pre-NDA meeting with the Federal Drug Administration (FDA) during the first quarter of 2007. This meeting was largely procedural, and focused on the structure and content of our NDA submission. Based on this meeting the company remains confident that it will be able to file its NDA for iloperidone in schizophrenia in the fourth quarter of 2007.

VEC-162
On April 30, Vanda held an End of Phase II meeting with the FDA to discuss Phase III clinical trial designs and path to an NDA filing for VEC-162 in sleep disorders. Based on the meeting the company remains on track to initiate its next VEC-162 trial in the third quarter of 2007.

VSF-173
On April 25, 2007, Vanda announced the initiation of a Phase II clinical trial for VSF-173 in excessive sleepiness. The trial is a randomized, double-blind, placebo-controlled study to investigate the efficacy and safety of three oral doses of VSF-173 for the treatment of induced excessive sleepiness in approximately 60 healthy male and female subjects. The primary endpoint of the study is the difference from placebo on the Maintenance of Wakefulness Test (MWT), a standard measure of sleepiness.

FINANCIAL DETAILS

•
Operating Expenses. First quarter 2007 R&D expenses, primarily consisting of salaries and related costs of R&D personnel, stock-based compensation, and the costs of consultants, materials and supplies associated with the company’s clinical trials and research initiatives, were $10.6 million, up from $7.9 million in the previous quarter and down from $15.5 million in the first quarter of 2006. The increase in R&D expenses in the first quarter of 2007 relative to the fourth quarter of 2006 was primarily due to higher costs related to the preparation of the NDA for iloperidone, clinical supply manufacturing costs for VEC-162, and Phase II trial initiation expenses for VSF-173. The decrease in R&D expenses in the first quarter of 2007 relative to the first quarter of 2006 was primarily due to lower clinical trial expenses for the company’s iloperidone and VEC-162 Phase III trials that were completed in 2006.

General and administrative (G&A) expenses totaled $6.2 million in the first quarter of 2007, up from $4.5 million in the fourth quarter of 2006, and up from $2.9 million in the first quarter of 2006. The increase in G&A expenses in the first quarter of 2007 relative to both the fourth and first quarters of 2006 was primarily due to increased stock-based compensation charges, salaries and related costs of non-R&D personnel, marketing, insurance, and facility expenses.

Employee stock-based compensation expense recorded in the first quarter of 2007 was $4.0 million, or $0.16 per share. Of the total $4.0 million, $1.0 million was recorded in R&D expenses and $3.0 million was recorded in G&A expenses. In the fourth quarter of 2006 and the first quarter of 2006, total stock-based compensation was $1.6 million and $1.5 million, respectively.

•
Net loss applicable to common stockholders for the first quarter of 2007 was $15.4 million. This compares to a net loss of $11.9 million in the fourth quarter of 2006, and $18.1 million in the first quarter of 2006.

•	Net loss per share applicable to common stockholders for the first quarter of 2007 was $0.61, compared to $0.54 in the fourth quarter of 2006 and $385.61 in the first quarter of 2006.

•
Cash and marketable securities increased by $98.1 million during the first quarter. Changes included net cash proceeds of $111.3 million from the issuance of common stock in the company’s follow-on public offering, $15.4 million of operating losses, decreases in accrued R&D expenses and accounts payable of $2.2 million, and $0.1 million in fixed asset additions; offset by $4.3 million of non-cash depreciation, amortization, and stock-based compensation expenses and other items of $0.2 million.

•
The balance sheet at the end of the first quarter of 2007 reflected $130.0 million of unrestricted cash, cash equivalents and marketable securities, compared to $31.9 million as of December 31, 2006, and $20.1 million as of March 31, 2006.

FINANCIAL GUIDANCE

Full year 2007 financial results are expected to show total cash used in company operations to be approximately $80 million to $90 million. The total cash balance at December 31, 2007 is expected to be between $55 million and $65 million, and does not include any proceeds from collaborations or partnerships that the company may enter into in 2007. Vanda anticipates that its current funds will be sufficient to complete the work necessary to file an NDA for iloperidone by the end of 2007, to continue the pre-launch commercial activities for iloperidone, to expend funds on the extended-release injectable formulation of iloperidone, to initiate at least one additional VEC-162 Phase III trial for chronic sleep disorders in the second half of 2007, to conduct a VSF-173 Phase II trial for excessive sleepiness and to continue additional R&D activities into mid-2008.

Net loss for the year is expected to be between $110 million to $120 million, or approximately $4.18 to $4.56 per share. Non-cash charges for 2007, consisting primarily of stock-based compensation expense and depreciation and amortization, are expected to be approximately $20 million. Per share figures were computed on a weighted average basis of 26,321,527 shares of common stock outstanding at the end of the year.

CONFERENCE CALL

The company has scheduled a conference call for today, Tuesday, May 1, 2007 at 10:30 AM ET. During the call, Mihael Polymeropoulos, M.D., President and CEO, and Steven Shallcross, Sr. Vice President and CFO, will discuss quarterly results and other corporate activities. Investors can call 1-866-383-8108 (domestic) and 1-617-597-5343 (international) prior to the 10:30 AM start time and ask for the Vanda Pharmaceuticals conference call hosted by Dr. Polymeropoulos. A replay of the call will be available on Tuesday, May 1, 2007, beginning at 12:30 PM ET and will be accessible until Tuesday, May 8, 2007, at 5:00 PM ET. The replay call-in number is 1-888-286-8010 for domestic callers and 1-617-801-6888 for international callers. The access number is 51446322.

The conference call will be broadcast simultaneously on the company's Web site, www.vandapharma.com. Investors should click on the Investor Relations tab and are advised to go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the Vanda Web site for a period of 30 days, through May 31, 2007.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Vanda’s plans for its product candidates. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “should,” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Vanda is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Vanda’s forward-looking statements include, among others, a failure of Vanda’s product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company’s products or to comply with ongoing regulatory requirements, a lack of acceptance of Vanda’s product candidates in the marketplace, a failure of the company to become or remain profitable, Vanda’s inability to obtain the capital necessary to fund its research and development activities, a loss of any of the company’s key scientists or management personnel, and other factors that are described in the “Risk Factors” section (Item 1A) of Vanda’s annual report on Form 10-K for the year ended December 31, 2006 (File No. 000-51863). No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

ABOUT VANDA PHARMACEUTICALS INC.:

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders. The company has three product candidates in clinical development. Vanda's lead product candidate, iloperidone, is a compound for the treatment of schizophrenia and bipolar disorder and has recently completed its Phase III program in schizophrenia. Vanda's second product candidate, VEC-162, is a compound for the treatment of sleep and mood disorders which is currently in Phase III for sleep disorders. Vanda's third product candidate, VSF-173, is a compound for the treatment of excessive sleepiness that is currently in a Phase II trial. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.

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VANDA PHARMACEUTICALS INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	March 31,2007	March 31, 2006
Revenues	$-	$-
Operating expenses:
Research and development	10,592,059	15,488,554
General and administrative	6,233,549	2,924,948
Total operating expenses	16,825,608	18,413,502
Loss from operations	(16,825,608)	(18,413,502)
Interest income	1,433,654	293,861
Interest expense	-	(2,809)
Total other income, net	1,433,654	291,052
Net loss before tax provision	(15,391,954)	(18,122,450)
Tax provision	806	-
Net loss applicable to common stockholders	$(15,392,760)	$(18,122,450)
Basic and diluted net loss per share applicable to common stockholders	$(0.61)	$(385.61)
Shares used in calculation of basic and diluted net loss per share	25,340,455	46,997

VANDA PHARMACEUTICALS INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$64,221,338	$30,928,895
Marketable securities	62,698,169	941,981
Prepaid expenses, deposits and other current assets	1,838,638	1,949,466
Total current assets	128,758,145	33,820,342

Marketable securities, long-term	3,000,181	-
Property and equipment, net	1,829,893	1,859,704
Deposits	150,000	150,000
Restricted cash	430,230	430,230
Total assets	$134,168,449	$36,260,276

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,010,347	$2,783,249
Accrued expenses	4,904,128	6,322,808
Total current liabilities	6,914,475	9,106,057

Long-term liabilities:
Deferred rent	246,075	238,413
Deferred grant revenue	142,411	129,950
Other long-term liabilities	59,683	28,984
Total liabilities	7,362,644	9,503,404

Stockholders' equity:
Common stock	26,562	22,129
Additional paid-in capital	242,029,862	126,578,588
Accumulated other comprehensive loss	(17,283)	(3,269)
Deficit accumulated during the development stage	(115,233,336)	(99,840,576)
Total stockholders' equity	126,805,805	26,756,872
Total liabilities and stockholders' equity	$134,168,449	$36,260,276

VANDA PHARMACEUTICALS INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006
Cash flows from operating activities:
Net loss	$(15,392,760)	$(18,122,450)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	148,671	120,235
Employee and non-employee stock-based compensation	4,107,972	1,520,317
Loss on disposal of assets	-	29,528
Accretion of discount on investments	(230,268)	(92,261)
Changes in assets and liabilities:
Prepaid expenses and other current assets	109,921	(252,666)
Deposits	-	-
Accounts payable	(767,846)	1,122,758
Accrued expenses	(1,419,185)	4,627,273
Deferred grant revenue	-	-
Other liabilities	38,361	328,546
Net cash used in operating activities	(13,405,134)	(10,718,720)
Cash flows from investing activities:
Purchases of property and equipment	(118,678)	(358,048)
Purchases of marketable securities	(65,477,330)	(1,639,702)
Proceeds from sales of marketable securities	-	-
Maturities of marketable securities	950,000	4,270,000
Investment in restricted cash	-	-
Net cash provided by (used in) investing activities	(64,646,008)	2,272,250
Cash flows from financing activities:
Principal payments on obligations under capital lease	-	(344)
Principal payments on note payable	-	(45,873)
Proceeds from exercise of stock options and warrants	56,516	294
Proceeds from issuance of common stock, net of issuance costs	111,291,219	-
Net cash provided by (used in) financing activities	111,347,735	(45,923)
Effect of foreign currency translation	(4,150)	(458)
Net increase (decrease) in cash and cash equivalents	33,292,443	(8,492,851)
Cash and cash equivalents, beginning of period	30,928,895	21,012,815
Cash and cash equivalents, end of period	$64,221,338	$12,519,964

SOURCE Vanda Pharmaceuticals Inc.
05/1/2007

CONTACT: Steven A. Shallcross, Senior Vice President, Chief Financial Officer of Vanda Pharmaceuticals Inc., +1-240-599-4500

Web site: http://www.vandapharma.com
(VNDA)

CO: Vanda Pharmaceuticals Inc.